Exhibit 3.6

Business License (English translation)

(Copy)

Unified Social Credit Code

91330109MAD4EPLP7T(1/1)

Entity Name Dao Ling Doctor Zhejiang

Company Type Limited Liability Company (Sole proprietorship of legal entities invested or controlled by natural persons)

Legal Representative Qi, Yipeng

Business Scope Food sales; Food internet sales; Catering services (without producing smoke, odor, or exhaust gas) (For projects that require approval according to law, business activities can only be carried out after approval by relevant departments. The specific business projects are subject to the approval results). General project: Health consultation services (excluding diagnosis and treatment services); Food sales (only selling pre packaged food); Food internet sales (only selling pre packaged food); Sales of health food (pre packaged); Sales of formula foods for special medical purposes; Sales of infant formula milk powder and other infant formula foods; Sales of Class II medical devices; Technical services, technology development, technology consulting, technology exchange, technology transfer, and technology promotion; Remote health management services; Research and application of cell technology; Sales of health products (non food); Network and information security software development; Information technology consulting services (excluding licensing consulting services); Information system integration services; Sales of IoT devices; Advertising production; Advertising design and agency; Advertising release; Wind power generation technology services; Wholesale of computer software, hardware, and auxiliary equipment; Retail of computer software, hardware, and auxiliary equipment; Software development; Data processing and storage support services; Domestic trade agency; Purchasing agency services; Sales of mother and baby products; Toy sales; Sales of daily necessities; Sales of daily miscellaneous goods; Wholesale of daily necessities; Sales of daily necessities; Sales of daily masks (non medical); Sales of daily wooden products; Sales of daily ceramic products; Wholesale of kitchenware, sanitary ware, and daily necessities; Retail of kitchenware, sanitary ware, and daily necessities; Sales of personal hygiene products; Sales of sanitary ware; Sales of sanitary ceramic products; Sales of hygiene products and disposable medical supplies; Sales of paper products; Wholesale of cosmetics; Retail of cosmetics; Sales of arts and crafts and ceremonial items (excluding ivory and its products); Gift flower sales; Sales of electronic products; Sales of mobile communication equipment; Sales of communication equipment; Sales of wearable smart devices; Sales of intelligent on-board equipment; Sales of household appliances; Furniture sales; Furniture sales; Sales of refrigeration and air conditioning equipment; etc.

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Registered Capital Ten million Yuan

Date of Incorporation November 30, 2023

Address Room 1002-2, Floor 10, Building 1, Xiaoshankechuang Center, Beigan Street, Xiaoshan District, Hangzhou City, Zhejiang Province.

Registration Bureau Xiaoshan District Market Supervision Administration of Hangzhou City

November 30, 2023